EXHIBIT 99.2
November 4, 2010
The Bank of New York Mellon Trust Company, N. A.
Trustee, LL&E Royalty Trust
919 Congress Avenue, Suite 500
Austin, TX 78701

Re:	Revised Estimates of Proved Reserves and
Future Net Revenues for the LL&E Royalty Trust
Jay Field Only
As of July 31, 2010
Gentlemen:
     We have revised our estimates of the proved reserves and the future net revenues attributable to working and royalty interests owned by Quantum Resources Management (hereinafter referred to as “the Working Interest Owner”) in the Jay Field associated with the LL&E Royalty Trust (“the Trust”) interest. This revised report includes consideration of the following items excluded from our previous report dated October 18, 2010. Specifically, this report includes the results of (1) the Working Interest Owner’s Treating Facility Overhead charge, (2) the Working Interest Owner’s intention to escrow funds up to 125 percent of Future Special Costs, (3) the Working Interest Owner’s forecasted future dismantlement cost schedule, and (4) applicable interest charges. Estimated values for all other remaining Trust properties as of July 31, 2010 are excluded from this report.
     The revised estimated net proved imputed reserves and future net revenues discounted at 10 percent per year, for interests owned by the Trust in Jay Field, and without consideration of the Trust Termination Clause, as of July 31, 2010, are as follows:

	Net Proved Imputed Reserves and Revenues (1) (2)
	Crude Oil,
	Condensate, and	Natural	Future Net	Net Revenues
	Natural Gas Liquids,	Gas,	Revenues,	Discounted at 10%
Reserves Category	MBbls.	MMcf	M$	Per Year, M$
Proved Developed	90.5	0.0	6,809.5	4,180.5
Proved Undeveloped	53.0	0.0	2,751.6	1,400.7

Total Proved	133.7	0.0	9,622.5	5,514.6

1)	As of the effective date of this report, the Trust previously announced it had terminated effective December 31, 2007 since net revenues to the Trust fell below $5,000,000 for two successive years “the Termination Threshold” during 2006 and 2007, even though some of the Trust properties have remaining productive lives.
Two Houston Center • 909 Fannin Street, Suite 1300 • Houston, Texas 77010
Telephone 713-651-9455 • Telefax 713-654-9914 • email: mail@millerandlents.com

The Bank of New York Mellon Trust Company, N. A. Trustee, LL&E Royalty Trust	November 4, 2010 Page 2
2)	Total proved reserves and revenues may not equal the sum of the separate categories due to the manner in which the Trust model handles the recovery of excess production costs. Timing of the recoupment of these costs out of total proved production may vary slightly from the timing associated with the separate proved reserves categories. Future excess production costs will be recouped out of total proved production regardless of reserve category.
              The above figures are based on estimates from the Trust economic model attached to this report. The Trust owns, indirectly through a partnership, net overriding royalty interests equivalent to net profits interests (the “Overriding Royalties”) in certain productive oil and gas properties located in Alabama, Florida, and federal waters Offshore Louisiana (the “Working Interest Properties”). In previous reports, we included royalty interests (the “Royalties”) the Trust owned in certain productive oil and gas properties located on the Working Interest Owner’s South Louisiana fee lands (the “Fee Lands”) acreage. The Trust sold its interests in the Fee Lands in November 2009 for approximately $525,000. The results of that sale were not considered in this report.
              We estimated the imputed reserves using the formulas and criteria specified by the Working Interest Owner, as described in the following paragraphs, and estimated the future net revenues to the Trust in accordance with the definitions contained in the Securities and Exchange Commission Regulation S-X, Rule 4-10(a) as shown in the Appendix.
              Estimated future net revenues and present value of estimated future net revenues are not intended and should not be interpreted to represent fair market value for the estimated reserves.
              Gas volumes for each property are stated at the pressure and temperature bases appropriate for the sales contract or state regulatory authority; therefore, some of the aggregated totals may be stated at a mixed pressure base.
              The table below shows summary projections of the estimated undiscounted future net revenues for interests owned by the Trust in Jay Field and without consideration of the Trust Termination Clause. Estimated values for all other remaining Trust properties were not included in the table below:

The Bank of New York Mellon Trust Company, N. A. Trustee, LL&E Royalty Trust	November 4, 2010 Page 3

	Estimated Future Net Revenues to the Trust (1) (2)
For Production	From Proved	From Proved	From Total
During the 12	Developed	Undeveloped	Proved
Months Ended	Reserves,	Reserves,	Reserves,
July 30	M$	M$	M$
2011	0.0	0.0	0.0
2012	0.0	0.0	0.0
2013	791.8	0.0	0.0
2014	2,335.3	0.0	2,729.6
2015	1,696.8	440.4	2,566.8
2016	556.1	682.2	1,185.5
Remainder	1,429.9	1,629.1	3,140.6

Total	6,809.8	2,751.6	9,622.5

1)	As of the effective date of this report, the Trust previously announced it will terminate effective December 31, 2007 since net revenues to the Trust fell below $5,000,000 for two successive years “the Termination Threshold” during 2006 and 2007, even though some of the Trust properties have remaining productive lives.

2)	Total proved reserves and revenues may not equal the sum of the separate categories due to the manner in which the Trust model handles the recovery of excess production costs. Timing of the recoupment of these costs out of total proved production may vary slightly from the timing associated with the separate proved reserves categories. Future excess production costs will be recouped out of total proved production regardless of reserves category.
The estimated future net revenues to the Trust from proved reserves of Jay Field have been determined on the basis of when oil attributable to the Overriding Royalties is estimated to be produced. However, the distribution of the Net Proceeds to the Trust will occur approximately 65 days after the end of the month in which the sales of oil produced from the Jay Field is recorded as revenues by the Working Interest Owner. Therefore, the estimated future net revenues to the Trust from proved reserves for a 12-month period beginning August 1 correspond to estimated distributions to the Trust during the following quarter. The amounts in the table above reflect those estimates of the disbursements to the Trust and without consideration of the Trust Termination Clause.

The Bank of New York Mellon Trust Company, N. A. Trustee, LL&E Royalty Trust	November 4, 2010 Page 4
     The following table sets forth the total estimated undiscounted future net revenues to be disbursed to the Trust from estimated proved reserves for each of the Working Interest Properties:

Last Year of
	Estimated Future	Estimated
	Net Revenues to	Economic
	The Trust,	Life of
Property	M$(1) (2)	Reserves (3)
Jay Field	9,622.5	2018
South Pass 89	not included	not included
Offshore Louisiana	not included	not included
Total	9,622.5

1)	As of the effective date of this report, the Trust previously announced it will terminate effective December 31, 2007 since net revenues to the Trust fell below $5,000,000 for two successive years “the Termination Threshold” during 2006 and 2007, even though some of the Trust properties have remaining productive lives.

2)	Total proved reserves and revenues may not equal the sum of the separate categories due to the manner in which the trust model handles the recovery of excess production costs. Timing of the recoupment of these costs out of total proved production may vary slightly from the timing associated with the separate proved reserves categories. Future excess production costs will be recouped out of total proved production regardless of reserves category.

3)	Projected economic life for the Working Interest Owner without consideration of estimated future dismantlement costs.
          For the purposes of computing the future net revenues to the Trust, the Working Interest Properties have been combined geographically into three groups of leases designated as the “Jay Field”, “South Pass 89”, and “Offshore Louisiana”. The Working Interest Owner has conveyed Overriding Royalties to the Trust expressed as various percentages of Net Proceeds from these Working Interest Properties. The table below sets forth the percentage of Net Proceeds attributable to the Overriding Royalties for each Working Interest Property:

Percentage of Net Proceeds
Working Interest Property	Attributable to Overriding Royalties
Jay Field	50
South Pass 89	50
Offshore Louisiana	90
     The Overriding Royalties owned by the Trust are equivalent to net profits interests of varying percentages, as shown above, of the Net Proceeds from the sale of production of oil, gas, and other hydrocarbons from the Working Interest Properties. Net Proceeds have been computed on a property-by-property basis and consist of the estimated revenues to be recorded by the Working Interest Owner from the sale of oil, gas, and other hydrocarbons from each of the Working Interest Properties less (a) all direct costs, charges, and expenses incurred by the Working Interest Owner in production, development, and other operations on the Working Interest Properties (including secondary and tertiary recovery operations), and for

The Bank of New York Mellon Trust Company, N. A. Trustee, LL&E Royalty Trust	November 4, 2010 Page 5
dismantlement and abandonment costs where applicable; (b) all applicable taxes (including severance and ad valorem) excluding income taxes; (c) all operating charges directly associated with the Working Interest Properties; (d) applicable charges for certain overhead expenses; and (e) other charges specified in the Trust documents. Administrative expenses of the Trust have not been deducted in determining the net revenues in the foregoing tables.
     The current estimate of the future dismantlement costs net of salvage value to the Working Interest Owner’s working interest in Jay Field is $15.8 million. As of July 31, 2010, the Jay Field escrow balance was approximately $4.5 million, leaving an additional $11.3 million, attributable to the Working Interest Owner’s working interest to be escrowed in the future.
     Excess production costs will result to the Working Interest Owner’s working interest in the event that the costs, charges, and expenses attributable to a Working Interest Property exceed the revenues received from the sale of oil, gas, and other hydrocarbons produced from such property. Pursuant to the provisions of the Trust documents, the Working Interest Owner is allowed to recover such costs from future Net Proceeds. Excess production costs to the Working Interest Owner’s working interest to be recovered from future Net Proceeds from Jay Field as of July 31, 2010, were $14.0 million.
     The estimated future net revenues have been calculated, pursuant to the methods prescribed by the Securities and Exchange Commission, by applying the product prices for oil, gas, condensate, and natural gas liquids represented by the twelve month average of the first-day-of-the-month price for each month within the twelve month period prior to July 31, 2010, to the estimated future production of these products over the economic life of the reserves and assuming continuation of current economic conditions.
     Well plugging and field abandonment costs were supplied by the Working Interest Owner and used in the calculation of the Net Proceeds for the properties. Future cost estimates, if any, for the restoration of producing properties to satisfy environmental standards were not deducted from future revenues as such estimates are beyond the scope of this assignment.
     The reserve estimates and production rate projections used to forecast future net revenues and imputed reserves attributable to the Trust are based on geologic and engineering studies, with corresponding rate projections made consistent with current producing rates and performance of comparable wells. Where

The Bank of New York Mellon Trust Company, N. A. Trustee, LL&E Royalty Trust	November 4, 2010 Page 6
sufficient data were available, oil and gas reserves were estimated by extrapolation of established historical performance trends. Reserves for the remaining properties were estimated by volumetric calculations or by analogy to similar properties.
     Net reserves, as used herein, are reserves net to the Working Interest Owner or imputed to the Trust after taking into account existing third party interests and landowner royalties. Portions of the properties are pooled or unitized, and the reserves estimates herein are based on existing pooling and unitization arrangements.
     The imputed estimated proved reserves attributable to the Trust were calculated for Jay Field by multiplying the net proved reserves of the Working Interest Owner by the ratio of the estimated future net revenues of the Trust to the estimated future gross revenues of the Working Interest Owner prior to consideration of the Trust, as follows:

Estimated future
Imputed proved reserves		net revenues to the		Estimated net proved
to the Trust (expressed	=	Trust	x	reserves of the Working Interest Owner
in Bbls. or Mcf)		Estimated future		(Bbls. or Mcf)
gross revenues
to the Working Interest Owner(1)

1)	Prior to subtraction of all costs (including Jay Field fuel and severance taxes) and the costs attributable to the Trust.
     As the imputed estimated proved reserves of the Trust are calculated using estimated future net revenues, future changes in the product pricing assumptions on which the revenue estimates are based would result in corresponding changes in the Trust’s imputed estimated proved reserves, which could be significant.
     As of the effective date of this report, the LL&E Royalty Trust previously announced the Trust will terminate effective December 31, 2007 since net revenues to the Trust fell below $5,000,000 for two successive years “the Termination Threshold” during 2006 and 2007, even though some of the Trust properties have remaining productive lives.
     In December 2009 Quantum restarted production from Jay Field after completing its evaluation of the field and facilities process flow to improve operating efficiencies, reduce costs, and increase run times of

The Bank of New York Mellon Trust Company, N. A. Trustee, LL&E Royalty Trust	November 4, 2010 Page 7
field facilities. As a result of the field restart, average daily oil production (sales) has increased to approximately 2,910 barrels per day in July 31, 2010, up from approximately 2,101 barrels per day in January 2010.
     The reduced future net revenues and discounted future net revenues shown in this report as compared to our previous report are primarily the result of including the Working Interest Owner’s Treating Facility Overhead charge and its intention to escrow funds up to 125 percent of estimated Future Special Costs. The Treating Facility Overhead was not included in the monthly Jay operating expense statement previously provided and reduces the amount of net proceeds available to the Trust. Escrowing funds up to 125 percent of the estimated Future Special Costs further delays the timing of the remaining net proceeds available to the Trust and reduces the value of the Trust’s discounted future net revenues. The Working Interest Owner’s forecasted future dismantlement cost schedule, not previously provided, and applicable interest charges were included in the revised report as shown in Exhibits 1 through 4.
     The evaluations presented in this report, with the exceptions of those parameters specified by others, reflect our informed judgments based on accepted standards of professional investigation but are subject to those generally recognized uncertainties associated with the interpretation of geological, geophysical, and engineering information. Government policies and market conditions different from those employed in this study may cause the total quantity of oil or gas to be recovered, actual production rates, prices received, or operating and capital costs to vary from those presented in this report. Minor precision inconsistencies in subtotals or totals may arise in the report due to the truncation or rounding of aggregated values.
     The extent and character of ownership, reversions, test, production, and other data that were furnished by the Working Interest Owner have been accepted as represented. Operating costs and estimated capital expenditures furnished by the Working Interest Owner were reviewed for reasonableness. No field inspections or well tests were conducted by Miller and Lents, Ltd. personnel in conjunction with this study. We did not verify or determine the extent, character, obligations, status, or liabilities, if any, arising from any gas imbalances or any current or possible future environmental liabilities that might be applicable.
     Miller and Lents, Ltd. is an independent oil and gas consulting firm. No director, officer, or key employee of Miller and Lents, Ltd. has any financial ownership in Quantum Resources Management, the LL&E Royalty Trust, or any affiliate. Our compensation for the required investigations and preparation of this report is not contingent on the results obtained and reported, and we have not performed other work that would affect our objectivity. Preparation of this report was supervised by an officer of the firm who is a professionally qualified and licensed Professional Engineer in the State of Texas with more than 25 years of relevant experience in the estimation, assessment, and evaluation of oil and gas reserves.

The Bank of New York Mellon Trust Company, N. A. Trustee, LL&E Royalty Trust	November 4, 2010 Page 8
     Any distribution or publication of this letter or any part thereof must include this letter in its entirety.

Very truly yours,

MILLER AND LENTS, LTD. Texas Registered Engineering Firm No. F-1442

By	/s/ Gary W. Priddy

Gary W. Priddy
Consulting Engineer, P.E.

By	/s/ Robert J. Oberst

Robert J. Oberst
Senior Vice President, P.E.